May 28, 2019

Walthausen Funds
2691 Route 9, Suite 102
Malta, New York 12020

Re: Walthausen Funds, File Nos. 333-147324 and 811-22143

Ladies and Gentlemen:

     A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 5 to the Registration Statement (the “Registration Statement”) of Walthausen Funds (the “Trust”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 28 under the Securities Act of 1933 (Amendment No. 29 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours, /s/ Thompson Hine LLP THOMPSON HINE LLP